SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
                AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                    13d-2 (b)
                             (Amendment No._______)*



                                 PowerDsine Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                  Ordinary shares, par value NIS 0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   M41415 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]        Rule 13d-1(b)

         [ ]        Rule 13d-1(c)

         [X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                                  Page 1 of 14
                            Exhibit Index on Page 13

CUSIP # 41415 10 6                                                                                    Page 2 of 14

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Venture Partners, L.P.  ("JVP")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [  ]    (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        994,358 shares, except that Jerusalem Partners, L.P. ("JP"), the
              SHARES                          general partner of JVP, may be deemed to have sole power to vote these
           BENEFICIALLY                       shares; Jerusalem Venture Partners Corporation ("JVPC"),   the general
     OWNED BY EACH REPORTING                  partner of JP, may be deemed to have  sole power to vote these shares;
              PERSON                          and Erel Margalit ("Margalit"), as an officer of JVPC, may be deemed
               WITH                           to have sole power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              994,358 shares, except that JP,
                                              the general partner of JVP, may be
                                              deemed to have sole power to
                                              dispose of these shares; JVPC, the
                                              general partner of JP, may be
                                              deemed to have sole power to
                                              dispose of these shares; and
                                              Margalit, as an officer of JVPC,
                                              may be deemed to have sole power
                                              to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                           994,358
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                  [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP # 41415 10 6                                                                                    Page 3 of 14

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Venture Partners (Israel), L.P. ("JVP (Israel)")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [  ]    (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Israel
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        89,711 shares, except that Jerusalem Venture Partners (Israel)
              SHARES                          Management Ltd., ("JVPIM"), the general partner of JVP (Israel) may be
           BENEFICIALLY                       deemed to have sole power to vote these shares; and  Margalit, as an
    OWNED BY EACH REPORTING                   officer of JVPIM, may be deemed to  have sole power to vote these
              PERSON                          shares.
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              89,711 shares, except that JVPIM, the general partner of JVP (Israel)
                                              may be deemed to have sole power to dispose of these shares; and
                                              Margalit, as an officer of JVPIM, may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING PERSON                          89,711
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                  [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP # 41415 10 6                                                                                    Page 4 of 14


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Partners, L.P. ("JP")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [  ]    (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        994,358 shares, all of  which are directly owned by JVP.  JP, the
              SHARES                          general partner of JVP may be deemed to have sole power to vote these
           BENEFICIALLY                       shares; JVPC, the general partner of JP, may be deemed  to have sole
    OWNED BY EACH REPORTING                   power to vote these shares; and  Margalit, as an officer of JVPC, may
              PERSON                          be deemed to have sole power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              994,358 shares, all of which are directly owned by JVP. JP, the general partner of JVP may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of
                                              JVPC, may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                           994,358
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                  [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP # 41415 10 6                                                                                    Page 5 of 14

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Venture Partners Corporation ("JVPC")

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [  ]    (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
------------------------------------ -------- -----------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              994,358 shares, all of which are directly owned by JVP.  JP, the
             NUMBER OF                        general partner of JVP may be deemed to have sole power to vote
             SHARES                           these shares; JVPC, the general partner of JP, may be deemed to have
          BENEFICIALLY                        sole power to vote these shares; and Margalit, as an officer of JVPC,
     OWNED BY EACH REPORTING                  may be deemed to have sole power to vote these shares.
             PERSON
              WITH                   -------- -----------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              994,358 shares, all of which are directly owned by JVP. JP, the general partner of JVP may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of
                                              JVPC, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                           994,358
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                  [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.3%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              CO
------------ --------------------------------------------------------------------------------------------------------

CUSIP # 41415 10 6                                                                                    Page 6 of 14

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Venture Partners (Israel) Management Ltd. ("JVPIM")

------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                   (a)   [  ]    (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Israel
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              89,711 shares, all of which are directly owned by JVP (Israel).
             NUMBER OF                        JVPIM, the general partner of JVP (Israel) may be deemed to have
             SHARES                           sole power to vote these shares; and Margalit, as an officer of JVPIM,
          BENEFICIALLY                        may be deemed to have sole power to vote these shares.
     OWNED BY EACH REPORTING
             PERSON                  -------- -----------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              89,711 shares, all of which are directly owned by JVP (Israel). JVPIM, the general partner of JVP (Israel) may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPIM, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                           89,711
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                  [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.5%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              CO
------------ --------------------------------------------------------------------------------------------------------

CUSIP # 41415 10 6                                                                                    Page 7 of 14

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Erel Margalit ("Margalit")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                   (a)   [  ]    (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Israeli Citizen
------------------------------------ -------- -----------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              1,084,069 shares, of which 994,358 are directly owned by JVP, and
             NUMBER OF                        89,711 are directly owned by  JVP (Israel). Margalit is an
              SHARES                          officer of JVPC, which is the general partner of JP, the general
           BENEFICIALLY                       partner of JVP, and an officer of JVPIM, which is the general partner
      OWNED BY EACH REPORTING                 of JVP (Israel), and may be deemed to have sole power to vote these
              PERSON                          shares.
               WITH
                                     -------- -----------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,084,069 shares, of which 994,358 are directly owned by JVP, and
                                              89,711 are directly owned by JVP (Israel). Margalit is an officer of
                                              JVPC, which is the general partner of JP, the general partner of JVP, and an officer of JVPIM, which is the general partner of JVP (Israel), and may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                           1,084,069
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                  [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

CUSIP # 41415 10 6                                                  Page 8 of 14


ITEM 1(A).        NAME OF ISSUER
                  --------------

                  PowerDsine Ltd


ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  1 Hanagar Street, Neve Ne'eman Industrial Zone,
                  Hod Hasharon, Israel 45421

ITEM 2(A).        NAME OF PERSONS FILING
                  ----------------------

                  This Schedule is filed by Jerusalem Venture Partners, L.P., a Delaware limited partnership ("JVP"), Jersualem Venture Partners (Israel), L.P., an Israel limited partnership ("JVP (Israel)"), Jerusalem Partners, L.P., a Delaware limited partnership ("JP"), Jerusalem Venture Partners (Israel) Management Ltd., an Israeli corporation ("JVPIM"), Jerusalem Venture Partners Corporation, a Cayman Islands corporation ("JVPC") and Erel Margalit ("Margalit"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  JP, the general partner of JVP, and JVPIM, the general partner of JVP (Israel), may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP and JVP (Israel), respectively. JVPC, the general partner of JP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP. Margalit is an officer of JVPC and JVPIM and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP and JVP (Israel), respectively.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE
                  ---------------------------

                  The address for each of the Reporting Persons is:

                  Jerusalem Venture Partners
                  41 Madison Ave, 25th Floor
                  New York, NY 10010
                  USA

ITEM 2(C)         CITIZENSHIP
                  -----------

                  JVP and JP are Delaware limited partnerships. JVP Israel is an Israel limited partnership. JVPIM is an Israeli corporation. JVPC is a Cayman Islands corporation. Margalit is an Israeli citizen.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                     ---------------------------------------------

                  Ordinary shares, par value NIS 0.01 per share

                  CUSIP # M41415 10 6

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP
                  ---------

                  The following information with respect to the ownership of the ordinary shares of the issuer by the persons filing this Statement is provided as of December 31, 2004:

CUSIP # 41415 10 6                                                  Page 9 of 14

                  (a) Amount beneficially owned:

                      See Row 9 of cover page for each Reporting Person.

                  (b) Percent of Class:

                      See Row 11 of cover page for each Reporting Person.

                  (c) Number of shares as to which such person has:

                                     (i)   Sole power to vote or to direct
                                           the vote:

                                           See Row 5 of cover page for each
                                           Reporting Person.

                                     (ii)  Shared power to vote or to direct
                                           the vote:

                                           See Row 6 of cover page for each
                                           Reporting Person.

                                     (iii) Sole power to dispose or to direct
                                           the disposition of:

                                           See Row 7 of cover page for each
                                           Reporting Person.

                                     (iv)  Shared power to dispose or to direct
                                           the disposition of:

                                           See Row 8 of cover page for each
                                           Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.
                  ------------------------------------------------

                  Under   certain   circumstances   set  forth  in  the  limited
                  partnership agreements of JVP, JVP (Israel) and JP, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  ---------------------------------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable.

CUSIP # 41415 10 6                                                 Page 10 of 14

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005
                                     JERUSALEM VENTURE PARTNERS, L.P.,
                                     a Delaware Limited Partnership

                                     By: Jerusalem Partners, L.P.
                                         its General Partner
                                     By: Jerusalem Venture Partners Corporation
                                         its General Partner

                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer


                                     JERUSALEM VENTURE PARTNERS (Israel), L.P., an Israel Limited Partnership

                                     By: Jerusalem Venture Partners (Israel)
                                         Management Ltd.
                                         its General Partner

                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer


                                     JERUSALEM PARTNERS, L.P.,
                                     a Delaware Limited Partnership

                                     By: Jerusalem Venture Partners Corporation
                                         its General Partner


                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer

                                     JERUSALEM VENTURE PARTNERS CORPORATION,
                                     a Cayman Islands Corporation

                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer

CUSIP # 41415 10 6                                                 Page 11 of 14


                                     JERUSALEM VENTURE PARTNERS (ISRAEL)
                                     MANAGEMENT LTD.,
                                     an Israeli Corporation

                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer

                                     EREL MARGALIT


                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit

CUSIP # 41415 10 6                                                 Page 12 of 14




                                  EXHIBIT INDEX
                                  -------------




                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   13

CUSIP # 41415 10 6                                                 Page 13 of 14


                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of PowerDsine Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2005


Date:  February 14, 2005             JERUSALEM VENTURE PARTNERS, L.P.,
                                     a Delaware Limited Partnership

                                     By: Jerusalem Partners, L.P.
                                         its General Partner
                                     By: Jerusalem Venture Partners Corporation
                                         its General Partner

                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer


Date:  February 14, 2005             JERUSALEM VENTURE PARTNERS (Israel), L.P.,
                                     an Israel Limited Partnership

                                     By: Jerusalem Venture Partners (Israel)
                                     Management Ltd.
                                         its General Partner

                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer


Date:  February 14, 2005             JERUSALEM PARTNERS, L.P.,
                                     a Delaware Limited Partnership

                                     By: Jerusalem Venture Partners Corporation
                                         its General Partner


                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer

Date:  February 14, 2005             JERUSALEM VENTURE PARTNERS CORPORATION,
                                     a Cayman Islands Corporation

                                     By:    /s/ Erel Margalit
                                            ---------------------------------
                                            Erel Margalit, Officer


Date:  February 14, 2005             JERUSALEM VENTURE PARTNERS (ISRAEL)
                                     MANAGEMENT LTD., an Israeli Corporation

                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit, Officer

Date:  February 14, 2005             EREL MARGALIT


                                     By:    /s/ Erel Margalit
                                            ------------------------------------
                                            Erel Margalit